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                            SCHEDULE 14C INFORMATION
               INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


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                             MOBINETIX SYSTEMS, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             -----------------------

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

                             MOBINETIX SYSTEMS, INC.
                               500 OAKMEAD PARKWAY
                               SUNNYVALE, CA 94086


                              INFORMATION STATEMENT


                                  INTRODUCTION

GENERAL INFORMATION FOR STOCKHOLDERS

        This information statement is furnished in connection with the prior receipt by the Board of Directors of MobiNetix Systems, Inc., a Delaware corporation (the "COMPANY"), of approvals by written consent of the holders of a majority of the Company's Common Stock and two-thirds majority of Preferred Stock voting separately by series on an as-if-converted to common stock basis (the "VOTING CAPITAL STOCK") of proposal 1 (the "PROPOSAL 1") to approve an amendment (the "AMENDMENT 1") to the Company's Certificate of Incorporation to change the Company's name from "MobiNetix Systems, Inc." to "@POS.com, Inc." and by written consent of holders of majority of the Voting Capital stock of proposal 2 (the "PROPOSAL 2") to approve an amendment (the "AMENDMENT 2") to the Company's 1996 Stock Plan (the "STOCK PLAN") to increase the maximum aggregate number of shares of Common Stock of the Company (the "SHARES") which may be optioned and sold under the Stock Plan from 1,950,000 to 2,950,000 shares. This information statement is being first sent to stockholders on or about June 8, 1999. The Company anticipates that the Amendment 1 and the Amendment 2 (these Amendments) will become effective on or about June 28, 1999.

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

VOTE REQUIRED

        The vote required approving the Proposal 1 are the affirmative vote of the holders of a majority of the Company's Common Stock and two thirds majority of Preferred Stock, voting separately on an as-if-converted to Common Stock basis. The vote required approving the Proposal 2 are the affirmative vote of the holders of majority of the Company's Voting Capital Stock, voting together on an as-converted basis. Each holder of Common Stock is entitled to one vote for each share held. Each holder of Series B Preferred is entitled to approximately 2.03 votes for each share held. Each holder of Series C Preferred is entitled to approximately 40.90 votes for each share held. Each holder of Series D Preferred is entitled to one vote for each share held. The record date for purposes of determining the number of outstanding shares of Common Stock and Preferred Stock of the Company, and for determining stockholders entitled to vote, is the close of business on June 3, 1999 (the "RECORD DATE"), the day on which the Board of Directors of the Company adopted these resolutions setting forth and recommending these Amendments. As of the Record Date, the Company had outstanding [2,012,357] of Common Stock, [no] shares of Series A Preferred Stock, [662,337] shares of Series B Preferred, Stock, [28,125] shares of Series C Preferred Stock, and [1,273,149] shares of Series D Preferred Stock.



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

VOTE OBTAINED - SECTION 228 OF THE DELAWARE GENERAL CORPORATION LAW

        Section 228 of the Delaware General Corporation Law (the "DELAWARE LAW") provides that the written consent of the holders of outstanding shares of Voting Capital Stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 157 of the Delaware Law and Section 6 of the Restated Certificate of Incorporation, a majority of the outstanding shares of Common Stock and two-thirds majority of Preferred Stock entitled to vote thereon is required in order to amend the Certificate of Incorporation. Pursuant to Section 157 of the Delaware Law and Section 14 of the Stock Plan, a majority of the outstanding shares of Voting Capital Stock entitled to vote thereon is required in order to amend the Stock Plan. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect these Amendments as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority in interest of the Voting Capital Stock of the Company.

        Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No dissenters' or appraisal rights under the Delaware Law are afforded to the Company's stockholders as a result of the approval of the Proposal.


PROPOSAL 1 -- TO CHANGE THE COMPANY'S NAME TO @POS.COM, INC.

GENERAL

        At a meeting of the Company's Board of Directors on June 3, 1999, subject to stockholder approval, the Board of Directors amended the Certificate of Incorporation to change the Company's Name from "MobiNetix Systems, Inc." to "@POS.com, Inc."

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

        The Board of Directors has approved and the holders of the majority of the Company's Common Stock and two-thirds majority of Preferred Stock approved and adopted an amendment to the Company's Certificate of Incorporation to provide for a change in the Company's name from "MobiNetix Systems, Inc." to @POS.com, Inc." Article I of the Company's Certificate of Incorporation will be amended in its entirety to read as follow:

      "The Name of the corporation is @POS.com, Inc. (the "Corporation")."

      The Company in its present form is the result of a fiscal 1996 acquisition agreement between PenUltimate, Inc. ("PenUltimate") and PenWare Inc. ("PenWare"). The former operations of PenUltimate, which had been engaged in developing and marketing application software products for sales and other mobile professionals, were discontinued in January 1996. In June 1996, common and preferred stockholders of PenWare exchanged their holdings in PenWare for shares of PenUltimate common stock, and PenWare became a wholly owned subsidiary of PenUltimate. In August 1996, PenUltimate changed its name to MobiNetix Systems, Inc. ("MobiNetix").



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

      The Company has developed certain technologies that allow merchants to web-enable the Point Of Sales ("POS") environment. By web-enabling POS transaction terminals, the Company's customers will be able to run advertisements, promotions, and surveys at the POS, retrieve receipts via a personal computer utilizing a consumer-focused web-site and provide other valuable one-to-one marketing services. It is the Company's intent to further develop this technology to allow merchants to create and maintain web-based relationships with its customers.

      In order to establish a brand image that is consistent with the aforementioned business strategy, the Company feels it is necessary to change its name to @POS.com, Inc., consistent with the overall corporate rebranding and marketing strategies.

      The Board believes that the name MobiNetix Systems, Inc., currently has a level of brand recognition and value in the marketplace that is generally favorable and the company will continue to leverage any existing brand equity to establish the new name. The choice of @POS.com, Inc. as the Company's new name is intended to shift the focus of the Company from a hardware centric entity to an Internet services company. Such a shift will better allow for the establishment and expansion of the Company's internet-based business offerings, and help the Company compete more effectively in that industry. The name change will not adversely affect or change the business of the Company or the services offered to the Company's current customers in the markets presently served by the Company. The name will act as a key facilitator in the expansion of the Company's revised business model.


PROPOSAL 2 -- TO INCREASE THE AGGREGATE NUMBER OF SHARES UNDER THE STOCK PLAN

GENERAL

        At a meeting of the Company's Board of Directors on June 3, 1999, the Board of Directors amended the Stock Plan to increase the maximum aggregate number of Shares which may be optioned and sold under the Stock Plan from 1,950,000 to 2,950,000. On June 8, 1999 the proposal to amend the Stock Plan was approved by written consent of the holders of a majority of the Company's Voting Capital Stock, voting together as a single class.

AMENDMENT TO THE STOCK PLAN

      The Company's Stock Plan was approved by the Board of Directors on October 22, 1996 and by the stockholders on January 31, 1997. On June 3, 1999 the Board of Directors approved an amendment to the Stock Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 1,000,000 shares, bringing the total number of shares reserved under the Stock Plan to 2,950,000 shares of Common Stock.

      Stock options play a key role in the Company's ability to recruit, reward and retain executives and key employees and consultants. Technology companies have historically used stock options as an important part of recruitment and retention packages. The Company competes directly with these technology companies for experienced executives and engineers and must be able to offer comparable packages to attract the caliber of individuals that the Company believes is necessary to provide the growth that stockholders desire. The Stock



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

Plan provides for the grant of options and stock purchase rights to employees and consultants to provide additional incentive to encourage their continued service to the Company.

      The essential provisions of the Stock Plan are outlined below.

SUMMARY OF THE STOCK PLAN

      GENERAL. The purpose of the Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility within the Company, to provide additional incentives to the employees and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights granted under the Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), or nonstatutory stock options and stock purchase rights ("SPRS").

      ADMINISTRATION. The Stock Plan may be administered by the Board of Directors or a committee of the Board (the "COMMITTEE"), which Committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Committee has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Committee has the authority to amend, suspend or terminate the Stock Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the Stock Plan.

      TERMS AND CONDITIONS OF OPTIONS. Options and SPRs granted under the Stock Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the Stock Plan must generally be exercised within three months of the end of the optionee's status as an employee or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. In the case of SPR's, unless the Committee determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Committee. The exercise price of all incentive stock options granted under the Stock Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the Stock Plan is determined by the Committee, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option must be at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the Stock Plan may not exceed ten years. The Company will receive no monetary consideration for the granting of options or SPRs under the Stock Plan.



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

      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The Stock Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the Optionee shall fully vest in and have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If an option or SPR becomes fully vested and exercisable in the event of a merger or sale of assets, the Administrator shall notify the optionee that the option or SPR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

      An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the excise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term capital gain, depending on the holding period.

      All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to a tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

      The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

      The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Stock Plan and does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

CERTAIN MATTERS RELATED TO THESE PROPOSALS

      These Amendments will become effective approximately 20 days after this Information Statement has been distributed to the Company's stockholders.



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

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information known to the Company regarding the beneficial ownership of each class of the Company's voting securities as of June 3, 1999, by (a) each beneficial owner of more than 5% of the Company's Common Stock or Preferred Stock, (b) the Chief Executive Officer and the other four executive officers who earned more than $100,000 during the last fiscal year (c) each director of the Company and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.


                                                                     Amount and
                                                                     Nature of
                                                                     Beneficial       Percent of
Title of Class        Name and Address of Beneficial Owner        Ownership(1)(2)        Class
---------------    --------------------------------------------   -----------------   ------------
Common Stock       Aziz Valliani (3)                                    423,099          19.4%
                   c/o MobiNetix Systems, Inc.
                   500 Oakmead Parkway, Sunnyvale, CA 94086

Common Stock       David M. Licurse, Sr. (4)                            219,392          10.6%
                   c/o MobiNetix Systems, Inc.
                   500 Oakmead Parkway, Sunnyvale, CA 94086

Common Stock       Llavan Fernando (5)                                  214,156          10.4%
                   c/o MobiNetix Systems, Inc.
                   500 Oakmead Parkway, Sunnyvale, CA 94086

Common Stock       Abbas Rafii (6)                                      208,926          10.2%
                   c/o MobiNetix Systems, Inc.
                   500 Oakmead Parkway, Sunnyvale, CA 94086

Common Stock       Wilmont Living Trust (7)                             190,000          9.4%
                   13333 La Cresta Drive, Los Altos,  CA 94022

Common Stock       Paul Dali (8)                                         41,145          2.0%
                   c/o MobiNetix Systems, Inc.
                   500 Oakmead Parkway, Sunnyvale, CA 94086



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

Common Stock       William Powar (9)                                     24,500          1.2%
                   c/o MobiNetix Systems, Inc.
                   500 Oakmead Parkway, Sunnyvale, CA 94086

Common Stock       Vivian Stevenson (10)                                 24,500          1.2%
                   c/o MobiNetix Systems, Inc.
                   500 Oakmead Parkway, Sunnyvale, CA 94086

Common Stock       All Directors and Officers as a group              1,155,718          48.3%
                   (seven persons)  (11)

Series B           Life Investors Insurance Company of America          352,942          19.0%
Preferred          4333 Edgewood Rd NE
Stock              Cedar Rapids, IA 52499

Series C           Nazem & Company                                       28,125          30,5%
Preferred          3000 Sand Hill Road, Building 2, Suite 205
Stock              Menlo Park, CA  94025

Series D           Welch Allyn, Inc.                                  1,273,149          33.8%
Preferred          4619 Jordan Road
Stock              Skaneateles Falls, NY 13153

Preferred          All Directors and Officers as a group (one         1,273,149          33.8%
Stock              person)
---------------    --------------------------------------------    ----------------   --------

(1) The Company effected a reverse stock split in October 1996, converting each share of Series B Preferred into one-half share, increasing the conversion ratio of Series B Preferred into Common Stock from 1:1 to 1:2.03, converting each share of Series C Preferred into one-fourth share and increasing the conversion ratio of Series C Preferred into Common Stock from 1:10 to 1:40.90.

(2) Applicable percentage ownership is based on 1,971,387 shares of Common Stock outstanding as of May 24, 1999, 686,969 shares of Series B Preferred Stock outstanding as of May 24, 1999, 28,125 shares of Series C Preferred Stock outstanding as of May 24, 1999 and 1,273,149 shares of Series D Preferred Stock outstanding as of June 3, 1999. The percentage ownership of the Common Stock also treats as outstanding all shares of Common Stock issuable upon exercise of options held by the particular beneficial owner that are included in the first column.

(3) Includes 253,933 shares held by Aziz Valliani & Dilshad Valliani Trust as to which Mr. Valliani claims voting and investment control and 169,166 shares subject to currently exercisable options or options exercisable within 60 days of June 3, 1999.

(4) Includes 162,428 shares held by the D. and P. Licurse Trust, for the benefit of Mr. Licurse's wife, and 56,964 shares subject to currently exercisable options or options exercisable within 60 days of June 3, 1999. Mr. Licurse disclaims beneficial ownership of the shares held by the trust for the benefit of his wife.



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

(5) Includes 167,938 shares held by the Llavanya X. Fernando Trust as to which Mr. Fernando claims voting and investment control and 46,218 shares subject to currently exercisable options or options exercisable within 60 days of June 3, 1999.

(6) Includes 120,000 share held by Kwang-Wei Yao, 3,500 shares held by Kwang-Wei Yao custody account for Lillian Rafii, 3500 shares held by Kwang-Wei Yao in custody account for Ilene Rafii as to which Mr. Rafii claims voting and investment control and 40,988 shares subject to currently exercisable options or options exercisable within 60 days of June 3, 1999.

(7) Includes 15,000 shares subject to currently exercisable options or options exercisable within 60 days June 3, 1999.

(8) Includes 41,145 shares subject to currently exercisable options or options exercisable within 60 days June 3, 1999.

(9) Includes 2,500 shares subject to currently exercisable options or options exercisable within 60 days of June 3, 1999.

(10) Includes 24,500 shares subject to currently exercisable options or options exercisable within 60 days of June 3, 1999.

(11) Includes all shares described in notes (3)-(6) and notes (7)-(10) above.


                                            BY ORDER OF THE BOARD OF DIRECTORS

[June 3, 1999]



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